FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2010
FIRST-QUARTER FINANCIAL RESULTS

RACINE, WISCONSIN—October 19, 2009—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2010 first quarter ended September 25, 2009.

Sales for the fiscal 2010 first quarter were $47,057,000, compared to $72,671,000 for the same period last year, which was the second best first quarter in the Company’s history.  The decline in sales for the fiscal 2010 first quarter was due to the continued impact the global recession is having on the Company’s markets, the seasonally weak first quarter and shutdowns at the Company’s Italian, Belgian and Racine manufacturing facilities.  Shipments to the mega yacht, industrial, and oil and gas markets remained weak during the fiscal 2010 first quarter, which was partially offset by good demand from the airport, rescue and fire fighting (ARFF) market and stable demand from land- and marine-based military, and Asian-Pacific commercial marine markets.

Gross profit, as a percentage of fiscal 2010 first-quarter sales, was 20.7 percent, compared to 27.6 percent in last year’s comparable period.  Gross margins were severely impacted for the fiscal 2010 first quarter by the combination of plant closings for the equivalent of two months at the Company’s European facilities and the closing for one month of the Company’s Racine, Wisconsin facilities, due to previously announced cost cutting initiatives.

For the fiscal 2010 first quarter, marketing, engineering and administrative (ME&A) expenses, decreased $3,540,000 to $12,778,000 compared to $16,318,000 for the same period last year, as a result of previously announced cost reduction initiatives.  As a percentage of sales, ME&A expenses for the fiscal 2010 first quarter were 27.2 percent, compared to 22.5 percent in the fiscal 2009 first quarter.

The Company recorded a net loss for the fiscal 2010 first quarter of $2,404,000, or $0.22 per share, compared with net earnings of $2,465,000, or $0.22 per diluted share, for the fiscal 2009 first quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA)* was a loss of $808,000 for the fiscal 2010 first quarter, compared to a gain of $6,814,000 for the fiscal 2009 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “The global recession that we began to experience in the second half of fiscal 2009 continued to impact our results in the first quarter.  As announced previously, we implemented temporary plant shutdowns along with government sponsored layoffs, in addition to normal seasonal actions, to adjust production levels to near term demand, which had a negative impact on absorption rates.  Tight controls on spending and other cost reduction initiatives helped offset the impact of the decline in volume.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “We are actively managing our cost structure, balance sheet and cash flows.  Working capital at September 25, 2009 was $103,127,000 compared to $103,669,000 at June 30, 2009 and $109,843,000 at September 26, 2008.  As a result of net changes in working capital, cash provided by operations was $8,066,000 for the quarter, which increased our overall cash position by $3,875,000.  At September 25, 2009, the Company had cash of $17,141,000, compared to $13,266,000 at June 30, 2009.  Total debt at September 25, 2009 was $49,013,000, compared to $50,769,000 at June 30, 2009 and $55,147,000 at September 26, 2008.  As the fiscal year progresses, we will continue to work on paying down debt and improving cash flows through working capital efficiencies.”

Mr. Batten concluded: “Our six-month backlog at September 25, 2009 was $62,485,000, compared to $60,583,000 at June 30, 2009 and $118,639,000 at September 26, 2008.  We are encouraged to see a slight improvement in our six-month backlog.  While demand from our pleasure craft and industrial markets remains depressed, trends in the commercial marine market, particularly in the Pacific Basin, remain steady.  Orders from the airport rescue and fire fighting and land-based military sectors are also holding up well, while order intake from the military patrol boat market has been growing.  And finally, we have experienced an uptick in orders for pressure pumping transmissions and air clutches from the domestic and international oil and gas markets.  We continue to expect our new 7500 series transmission to be available to the market by fiscal year end.  Our outlook is for improving quarterly trends for the balance of the fiscal year.”

Twin Disc will be hosting a conference call today (October 19, 2009) to discuss these results and to answer questions at 2:00 p.m. ET. To participate in the conference call, please dial 877-941-2069 five to ten minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. October 19, 2009 until midnight on October 26, 2009. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 4168638.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 25, 2009	September 26, 2008
Net sales	$47,057	$72,671
Cost of goods sold	37,310	52,599
Gross profit	9,747	20,072
Marketing, engineering and administrative expenses	12,778	16,318
Interest expense	619	597
Other expense (income), net	60	(820)
(Loss) earnings before income taxes and noncontrolling interest	(3,710)	3,977
Income taxes	(1,398)	1,353

Net (loss) earnings	(2,312)	2,624
Less: Net earnings attributable to noncontrolling interest, net of tax	(92)	(159)

Net (loss) earnings attributable to Twin Disc	$(2,404)	$2,465

(Loss) earnings per share:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.22)	$0.22
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.22)	$0.22

Weighted average shares outstanding:
Basic	11,137	11,278
Diluted	11,137	11,424
Dividends per share	$0.07	$0.07

RECONCILIATION OF CONSOLIDATED NET (LOSS) EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 25, 2009	September 26, 2008
Net (loss) earnings attributable to Twin Disc	$(2,404)	$2,465
Interest expense	619	597
Income taxes	(1,398)	1,353
Depreciation and amortization	2,375	2,399
(Loss) earnings before interest, taxes, depreciation and amortization	$(808)	$6,814

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 25,	June 30,
	2009	2009
ASSETS
Current assets:
Cash	$17,141	$13,266
Trade accounts receivable, net	42,260	53,367
Inventories, net	89,501	92,331
Deferred income taxes	5,653	6,280
Other	8,723	8,677

Total current assets	163,278	173,921

Property, plant and equipment, net	65,340	65,799
Goodwill, net	17,602	17,509
Deferred income taxes	14,000	14,386
Intangible assets, net	7,728	7,855
Other assets	6,457	6,095

	$274,405	$285,565

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current maturities on long-term debt	$4,038	$4,421
Accounts payable	21,445	24,864
Accrued liabilities	34,668	40,967

Total current liabilities	60,151	70,252

Long-term debt	44,975	46,348
Accrued retirement benefits	60,603	60,241
Other long-term liabilities	899	899

	166,628	177,740

Shareholders' equity:
Twin Disc Shareholders’ Equity: Common stock	10,416	13,205
Retained earnings	147,069	150,257
Accumulated other comprehensive loss	(22,858)	(26,218)

	134,627	137,244
Less treasury stock, at cost	27,794	30,256

Total Twin Disc shareholders' equity	106,833	106,988

Noncontrolling interest	944	837
Total Equity	107,777	107,825

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$274,405	$285,565

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	Three Months Ended
	September 25, 2009	September 26, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(2,312)	$2,624
Adjustments to reconcile net (loss) earnings to cash provided
(used) by operating activities:
Depreciation and amortization	2,375	2,399
Other non-cash changes, net	93	288
Net change in working capital, excluding cash and debt, and other	7,910	(6,603)
Net cash provided (used) by operating activities	8,066	(1,292)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(1,031)	(1,679)
Net cash used by investing activities	(1,031)	(1,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in notes payable, net	(874)	(1,403)
(Payment) proceeds from long-term debt	(1,394)	6,306
Proceeds from exercise of stock options	80	72
Dividends paid	(783)	(789)
Other	(317)	-
Net cash (used) provided by financing activities	(3,288)	4,186

Effect of exchange rate changes on cash	128	(774)

Net change in cash and cash equivalents	3,875	441

Cash and cash equivalents:
Beginning of period	13,266	14,447

End of period	$17,141	$14,888

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